Exhibit 10

                       Equity Interest Exchange Agreement

                                     Between

                          Honking International Limited

                                       And

                   Labor Union Staff Shareholding Committee of
           Jiangmen Gold Crown Hardware and Lock Manufactory Co., Ltd.


This Agreement has been entered into by Honking International Limited [A wholly-owned subsidiary of Asian Star Development, Inc.] (hereinafter referred to as "Party A" and Labor Union Staff Shareholding Committee of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. (hereinafter referred to as "Party B") upon friendly negotiations and subject to the Company Law of the People's Republic of China and other relevant laws and regulations as well as the principles of equality, mutual benefit and reciprocal complements of respective advantages. Whereas Party A intends to accept Party B's assignment of part of its equity interest in Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. in consideration of stocks, the two parties have reached the following
Agreements:

I.       PARTIES TO THE AGREEMENT:

1. Party A: Honking International Limited (A wholly-owned subsidiary of Asian Star Development, Inc.) Address: Rm. 930, Block B, East Wing, New World Office Building, T.S.T., Kowloon, Hong Kong
         Representative: Chow Shue Tong, Stephen

2. Party B: Labor Union Staff Shareholding Committee of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. Address: 11 Longwan Rd., Jiangmen City, Guangdong Province, P.R.C.
         Representative: Huang Qiaoliang

II.      PURPOSE OF EQUITY INTEREST EXCHANGE:

It is the intention of both parties that through the proposed equity interest exchange, Party A will be involved in the operation of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd., and that by taking advantages of the mechanism and market contact networks of Party A's parent company listed in the U.S., Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. will be able to promote its reputation and market share in the international market. Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. will gradually reform its system as Party A begins to participate in its operation. The ultimate objective is to enable Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. to become an international player and get listed abroad.

III.     MEANS AND CONDITIONS OF EQUITY INTEREST EXCHANGE

1. Both parties hereby confirm that the total assets of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. amount RMB 78,000,000, of which RMB 8,000,000 is for goodwill. The total liability amount RMB 46,000,000. The net assets amount RMB 32,000,000. Party B agrees to assign 30% of its equity interest, which is RMB 9,600,00 in terms of net assets, to Party B.

2. Party A accepts the assignment by Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd., such assignment accounting for 30% of its equity, at an exchange rate of US$ 1 to RMB 8.59, and at a price of US$ 4.00 per share based on Party A's parent company (Asian Star Development, Inc.), which is listed in the United States.


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3.       Party A is responsible for  transferring the  shares  of  Asian Star to
         Party B within twenty-one days after the effective date this Agreement. After Party B has held the shares of Asian Star for twelve months, Party A shall assist Party B in disposing of the shares held by Party B in accordance with NASDAQ rules (one hundred and fifty thousand shares shall be assigned for every ninety days) and realize the shares. Party A agrees that if the price of Party A's shares is below US$ 4.00 per share, the difference between US$ 4.00 and the average share price in the first month after one year shall be supplemented with shares of Asian Star, and if the share price is above US$ 4.00, Party B shall return the surplus in the form of shares or cash, not subject to the market value of the shares at the time. Party B shall open a capital
         account   within  twelve  months  after  the  effective  date  of  this
         Agreement. The sum realized from the shares of Party A held by Party B shall be transferred through this account to Party A as investment fund. In the meantime, Party B shall apply with authorities such as the Committee of Foreign Trade and Economy for the renaming Hong Kong JMB Industrial Co. as Asian Star Development Inc. The foreign capital ratio of Jiangmen Jinguan Nonferrous Metal Co., Ltd. shall be 30%. Party A shall provide assistance in relevant procedures.

4. Party A shall become a shareholder of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. since 18 September 2000 when Asian Star transfers the shares to Party B, and hold 30% equity of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd.

5. As a shareholder of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd., Party A will be responsible for the equity and obligations as per the share proportion. Any legal prosecution obligations arising before 18 September 2000 shall be undertaken by former shareholders of the company.

6. The land use right of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. has been included in the total assets and net assets recognized by both parties. Costs arising from land use shall be reimbursed by Party B to Party A after Party A becomes a shareholder of the company.

7. During the three years after this Agreement takes effect, Party B shall not assign to any individual or organization its equity in Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. Natural person shareholders of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. shall not reduce their holding by disposal until three years after the holding proportion of Party A reaches 80% of the total shares of the company. The natural person shareholders shall not be subject to this restriction in the case of unusual occasions such as retirement, resignation of the natural person and with the approval of the directors of the company. In such unusual cases that the natural person shareholders have acquired the directors' approval to dispose of their equities in the company, the company and other shareholders are entitled the privilege to acquire such equities. Natural person shareholders shall not undertake industries relevant to or similar in nature to the business of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. within three years after disposing of their equities in the company out of unusual occasions.

8. Within one year from the effective date upon execution of this Agreement, the operating profit of "Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd.", compared to that of the corresponding period from January to August in 2000 (on the basis of no loss to be incurred), shall increase by more than 5%, and the requirements of Party A in other aspects shall also be satisfied. Party A shall be able to hold more equity interest of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. until up to fifty-one percent (51%) by means of cash investment. Within one year after Party A has held 51% of the equity interest, Party A shall further be entitled to take up more equity interest of Party B at the consideration of part of cash or shares until Party holds eighty percent (80%) equity interest of the company.

9. Within one week from the effective date of this Agreement, Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. shall call a meeting of shareholders, at which modification is made to the contract and constitution of the company in accordance with this Agreement.


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IV.      RIGHTS AND OBLIGATIONS OF BOTH PARTIES

Party A shall:

1. from the day on which Party A becomes a shareholder of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. upon the entry in force of this Agreement, be entitled to appoint two staff members as directors to be on the Board of Directors of the company and another one personnel as the chief accountant, who will participate in the operation and management of the company. When Party A has taken up fifty-one percent (51%) of the equity interest of the company, Party A is entitled to assign additional two staff members to be on the Board, whereas there will be seven directors on the Board by the time. In addition, other staff members will also be so assigned by Party A to get involved in the operation and management of "Jiangmen Gold Crown Non-Ferrous Manufactory Co. Ltd.", a subsidiary of the company.

2. be responsible to promote and publicize the image and products for "Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd." and its subsidiary "Jiangmen Gold Crown Non-Ferrous Manufactory Co. Ltd.".

3. be responsible to attract overseas investment and promote the listing after system reform and share enlargement for the "Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd."

4. be responsible for matters such as international material and equipment purchasing (price should be approved by the parties).

Party B shall:

1. together with other Chinese shareholder(s), be responsible for all procedures required by Chinese authority related to operation and investment of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. and its subsidiary company Jiangmen Gold Crown Non-Ferrous Manufactory Co. Ltd.

2. together with other Chinese shareholder(s), be responsible for development and promotion of various domestic businesses and programs of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. and its subsidiary company Jiangmen Gold Crown Non-Ferrous Manufactory Co. Ltd.

3. together with other Chinese shareholder(s), participate or delegate staff to participate the business and management of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. and its subsidiary company Jiangmen Gold Crown Non-Ferrous Manufactory Co. Ltd.

V.       OBLIGATION FOR BREACH OF THE AGREEMENT

Any party to the Agreement failing to perform any of its duty under the Agreement, causing the inability to execute Agreement, shall be considered having breached the Agreement. The party breaching the Agreement shall assume the obligations for breaching the Agreement and compensate the other party economic loss resulted directly or indirectly by such breach of the Agreement.

VI.      MISCELLANEOUS

1. After the Agreement is signed, accountant will be assigned by the two parties to audit the financial status of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. and make financial report . The report and its notes are part of the Agreement.
2. The Agreement is binding upon both parties for their interests. The Agreement shall not be altered orally and it shall not be altered until in written documents signed by both parties and parties in respect and examined and approved by the original notarial authorities.
3. After the Agreement takes effect, disputes about this Agreement by the relevant parties, will have China (Beijing) International Economic & Trade Arbitration Commission as final arbitration authority, no demurral should hold by the parties.
4. The Agreement is made in ten copies, singed and sealed by both parties, approved with written consent by the other shareholders of Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd., and takes effect after being notarized by the notarial authority. Part A and B each has two copies, the other shareholders who signed and approved each has one copy and the notorial authority has one copy put on record. Each copy has equivalent legal effect.
5. Matters not included in the Agreement shall be covered by written supplement agreement upon discussions between the two parties, and such supplementary agreement shall have equivalent legal effect upon being examined, approved and recorded by the original notorial authority,.
6. Jiangmen Gold Crown Hardware & Lock Manufactory Co. Ltd. shall present its shareholders identity as approved by shareholders certificate to be valid identity certificate of the parties in respect of the Agreement, which shall constitute a necessary appendix to the Agreement.

Signature (Seal) by other shareholders:




Party A:Honking International Limited     Party B:Labor Union Staff Shareholding
                                                  Committee of Jiangmen Gold
                                                  Crown Hardware & Lock
                                                  Manufactory Co. Ltd.

Representative: Chow Shue Tong, Stephen   Representative: Huang Qiaoliang

Position : Chairman of the Board          Position : Chairman of the Board

For and on behalf of
Honking International Limited

Sign:               (Seal)                 Sign:                (Seal)


Authorized Signature(s)

                                  2000 / 9 / 18